Form 10KSB, Exhibit 13
period 2004-12-31
FLINT RIVER BANCSHARES INC
filed 2005-04-14
CIK 1264756

Exhibit 13.1

FLINT RIVER BANCSHARES, INC.

Consolidated Financial Statements

December 31, 2004

(with Independent Accountants’ Report thereon)

FLINT RIVER BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Flint River Bancshares, Inc. and Subsidiary

We have audited the consolidated balance sheet of Flint River Bancshares, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of changes in shareholders' equity, loss and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flint River Bancshares, Inc. and Subsidiary at December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Thigpen, Jones, Seaton & Co., P.C.

February 4, 2005
Dublin, Georgia

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2004

Assets

Cash and due from banks	$377,027
Federal funds sold	477,000
Total cash and cash equivalents	854,027

Securities available for sale, at fair value	1,936,156
Federal Reserve Bank stock, restricted, at cost	159,000

Loans, net of unearned income	4,935,848
Less - allowance for loan losses	(47,342)
Loans, net	4,888,506

Bank premises and equipment, net	1,506,183
Accrued interest receivable	65,262
Other assets	115,429
Total Assets	$9,524,563

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing	$296,829
Interest bearing	3,845,390
Total deposits	4,142,219

Accrued interest payable	3,030
Accrued expenses and other liabilities	146,945
Total liabilities	149,975

Shareholders' Equity:
Common stock, $1 par value, authorized 10,000,000 shares,
issued and outstanding 632,237 shares	632,237
Paid-in capital surplus	5,645,133
Accumulated deficit	(365,022)
Deficit accumulated during development stage	(670,262)
Accumulated other comprehensive loss	(9,717)
Total shareholders' equity	5,232,369
Total Liabilities and Shareholders' Equity	$9,524,563

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

					Deficit
					Accumulated	Accumulated
	Common		Paid-in		During	Other
	Stock	Common	Capital	Accumulated	Development	Comprehensive
	Subscription	Stock	Surplus	Deficit	Stage	Income	Total

Balance, December 31, 2003	$(10)	$1	$9	$-	$(329,453)	$-	$(329,453)
Comprehensive income:
Net loss	-	-	-	(365,022)	(340,809)	-	(705,831)
Valuation allowance adjustment on
securities available for sale	-	-	-	-	-	(9,717)	(9,717)
Total comprehensive income							(715,548)
Issuance of common stock	10	632,236	5,645,124	-	-	-	6,277,370
Balance, December 31, 2004	$-	$632,237	$5,645,133	$(365,022)	$(670,262)	$(9,717)	$5,232,369

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF LOSS
YEAR ENDED DECEMBER 31, 2004

Interest Income:
Interest and fees on loans	$66,990
Interest on securities-
Taxable income	18,836
Income on federal funds sold	7,503
Total interest income	93,329

Interest Expense:
Deposits	11,883
Other borrowed funds	22,943
Total interest expense	34,826

Net interest income before provision for loan losses	58,503
Less - provision for loan losses	49,741
Net interest income after provision for loan losses	8,762

Noninterest Income:
Service charges on deposit accounts	906
Other service charges, commissions and fees	4,102
Other income	11,520
Total noninterest income	16,528

Noninterest Expense:
Salaries	331,566
Employee benefits	64,790
Net occupancy expense	19,541
Equipment rental and depreciation of equipment	67,720
Other expenses	247,504
Total noninterest expense	731,121

Loss Before Income Taxes	(705,831)
Provision for income taxes	-
Net Loss	$(705,831)

Loss per share:
Basic	$(3.57)
Diluted	$(3.57)

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2004

Cash Flows from Operating Activities:
Net loss	$(705,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	49,741
Depreciation	28,572
Changes in accrued income and other assets	(175,691)
Changes in accrued expenses and other liabilities	142,563
Net cash used in operating activities	(660,646)

Cash Flows from Investing Activities:
Net change in loans to customers	(4,938,247)
Purchase of available for sale securities	(2,011,048)
Proceeds from paydowns of available for sale securities	65,175
Purchase of Federal Reserve Bank stock	(159,000)
Property and equipment expenditures	(1,470,346)
Net cash used in investing activities	(8,513,466)

Cash Flows from Financing Activities:
Net change in deposits	4,142,219
Proceeds from issuance of short-term debt	147,000
Proceeds from issuance of long-term debt	1,589,198
Principle payments on short-term debt	(539,000)
Principle payments on long-term debt	(1,589,198)
Proceeds from issuance of common stock	6,277,370
Net cash provided by financing activities	10,027,589

Net Increase in Cash and Cash Equivalents	853,477
Cash and Cash Equivalents, Beginning of Year	550
Cash and Cash Equivalents, End of Year	$854,027

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

A.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.
Reporting Entity - Flint River Bancshares, Inc. (the “Company”) is a bank holding company for Flint River National Bank (the “Bank”). The Bank began operation on September 8, 2004 and operates as a national bank in Camilla, Georgia. In December 2002, the organizers of the Company began the process of establishing the Bank. From that time until commencement of operations, the proposed Bank was a development stage enterprise. The Bank provides a variety of financial services to individuals and small businesses through its office in Southwest Georgia. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are commercial real estate loans.

2.
Securities - The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis. Premiums and discounts are recognized in interest income using the interest method over the year to maturity. Gains or losses on the sale of securities are recognized on a specific identification basis.

Securities available for sale, primarily debt securities, are recorded at fair value with unrealized gains or losses (net of tax effect) excluded from earnings and reported as a component of shareholders’ equity. Securities available for sale will be used as a part of the Company’s interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts.

Held to maturity securities, primarily debt securities are stated at cost, net of the amortization of premium and the accretion of discount. The Company intends and has the ability to hold such securities on a long-term basis or until maturity.

The market value of securities is generally based on quoted market prices. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities. A decline in the fair value below cost of any held-to-maturity security that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

3.
Loans and Interest Income - Loans are stated at the amount of unpaid principal, reduced by net deferred loan fees, unearned discount and a valuation allowance for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Fees on loans and costs incurred in origination of loans are recognized at the time the loan is recorded. Because loan fees are not significant and the majority of loans have maturities of one period or less, the results of this method of accounting are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with accounting principles generally accepted in the United States of America.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

4.
Allowance for Loan Losses - The allowance for loan losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Additions to the allowance for credit losses are made by charges to the provision for credit losses.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank’s loans that have been identified as impaired have been measured by the fair value of existing collateral.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

5.
Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

6.
Income Taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse.

The Company and the Bank file a consolidated income tax return. The Bank computes its income tax expense as if it filed an individual return except that it does not receive any portion of the surtax allocation. Any benefits or disadvantages of the consolidation are absorbed by the parent company. The Bank pays its allocation of federal income taxes to the parent company or receives payment from the parent company to the extent that tax benefits are realized.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

Recognition of deferred tax balance sheet amounts is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

7.
Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Interest bearing deposits in other banks with original maturities of less than three months are included.

8.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

9.
Advertising Costs - It is the policy of the Bank to expense advertising costs as they are incurred. The Bank does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the year ended December 31, 2004 was $13,390.

10.
Officer and Employee Stock Option Plan - Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Corporation has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Corporation’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

11.
Income (Loss) per Common Share - Basic income (loss) per share represents income (loss) allocable to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to loss that would result from the assumed conversion. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method. Income (loss) per common share has been computed based on the following:

Year Ended
December 31, 2004
Net loss applicable to common stock	$(705,831)
Less - preferred stock dividends	-
Net loss applicable to common stock	$(705,831)

Average number of common shares outstanding	632,237
Effect of dilutive options, warrants, etc.	-
Average number of common shares outstanding
used to calculate diluted earnings per common share	632,237

12.
Comprehensive Income -The Corporation adopted SFAS No. 130, “Reporting Comprehensive Income” as of January 1, 2002. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Bank’s net income or shareholders’ equity. The components of other comprehensive income and related tax effects are as follows:

Year Ended
December 31, 2004
Unrealized holding gains (losses) on
available-for-sale securities	$(9,717)
Reclassification adjustment for gains
realized in income	-
Net unrealized gains (losses)	(9,717)
Tax effect	-
Net-of-tax amount	$(9,717)

B.	INVESTMENT SECURITIES

Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt securities. In addition, gross unrealized gains and gross unrealized losses are disclosed, in accordance with Statement of Position 90-11 of the American Institute of Certified Public Accountants, which is effective for financial statements covering fiscal period ending after December 15, 1990.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

Securities Available for Sale:

	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Market Value
December 31, 2004
Mortgage backed securities	$1,945,873	$-	$(9,717)	$1,936,156

There were no securities held to maturity as of December 31, 2004.

There were no pledged securities at December 31, 2004.

The amortized cost and estimated market value of debt securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Available for Sale
		Estimated
December 31, 2004	Amortized Cost	Market Value

Mortgage backed securities	$1,945,873	$1,936,156

The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

At December 31, 2004, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

December 31, 2004
	Less Than Twelve Months		More Than Twelve Months
	Unrealized	Estimated	Unrealized	Estimated
Securities Available for Sale	Losses	Market Value	Losses	Market Value
Mortgage backed securities	$9,717	$1,936,156	$-	$-

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

At December 31, 2004, two debt securities have unrealized losses with aggregate depreciation of .50% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

C.	LOANS

The following is a summary of the loan portfolio by principal categories at December 31, 2004:

2004

Commercial	$1,654,948
Real estate - Commercial	2,769,243
Installment loans to individuals	511,657
Total Loans	4,935,848
Less-
Allowance for loan losses	(47,342)
Loans, net	$4,888,506

Overdrafts included in loans amounted to $86 at December 31, 2004.

D.	ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses of the Bank is as follows:

2004
Beginning balance	$-
Add - provision for possible loan losses	49,741
Subtotal	49,741
Deduct:
Loans charged off	(2,399)
Recoveries on loans previously charged off	-
Net loans charged off	(2,399)
Balance, end of year	$47,342

As of December 31, 2004, there were no loans with interest discontinued or reduced.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

E.	BANK PREMISES AND EQUIPMENT

The following is a summary of asset classifications and depreciable lives for the Company as of December 31, 2004:

	Useful Lives (Years)
Land		$60,000
Banking house and improvements	8-40	735,556
Furniture and fixtures	5-10	260,823
Bank owned automobiles	5	44,268
Construction in process		433,469
Total		1,534,116
Less - accumulated depreciation		(27,933)
Bank premises and equipment, net		$1,506,183

Depreciation included in operating expenses amounted to $28,572 for the year ended December 31, 2004.

F.	DEPOSITS

The aggregate amount of time deposits exceeding $100,000 and deposit liabilities in NOW accounts are as follows at December 31, 2004:

2004

Time deposits exceeding $100,000	$299,691
NOW Accounts	$1,741,025

The scheduled maturities of time deposits are as follows:

2005	$416,679
2006	514,101
Total time deposits	$930,780

G.	BORROWINGS

From time to time, short-term borrowings in the form of Federal funds purchased are used to meet liquidity needs. Federal funds purchased lines of credit totaling $3,750,000 at December 31, 2004 were maintained with various correspondent banks. At various times during the period the subsidiary was advanced funds against these lines; however, at December 31, 2004, there was no outstanding balance.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

H.	PROVISION FOR INCOME TAXES

The provision for income taxes was computed as follows for the year ended December 31, 2004:

Current tax expense (benefit)	$-
Deferred tax expense (benefit)	-
Net provision for (benefit of) income taxes	$-

Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. At the present, these differences would generate a deferred tax asset and deferred tax benefit. This asset has been offset by a 100% allowance until such time as the Company demonstrates the ability to recognize that asset and benefit through generating taxable income.

The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows for the period ended December 31, 2004:

Tax on pretax loss at statutory rate	$(239,983)
Effect of net operating loss carryovers	161,984
Non-deductible business meals and entertainment	121
Non-deductible officer life insurance	115
Non-deductible organization costs	113,977
Effect of deferred tax attributes	(36,214)
Total	$-
Net effective tax rate	0.0%

At December 31, 2004, the Company had a net operating loss carryover of $476,423 for federal tax purposes. This loss carryforward can be utilized in each succeeding year through 2024 to offset taxable income generated in those years.

I.	EMPLOYEE BENEFIT PLANS

The Company offered stock warrants to its organizers to purchase an aggregate of 182,500 shares of the Company’s common stock. The warrants were offered to the organizers to encourage their substantial long-term investment in the Bank and in recognition of services they provide as directors of the Company. The number of shares subject to each warrant will be determined based upon the number of shares purchased by each organizer. The organizers’ rights under the warrants vest in annual one-third increments over a period of three years, beginning on the first anniversary of the date the Company first issued its common stock and will be exercisable after the vesting date at an exercise price of $10.00 per share, subject to limitations. The warrants will expire ten years after they are issued. The organizer warrants are not transferable.

J.	LIMITATION ON DIVIDENDS

The Board of Directors of any nationally chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock, up to specified limits, without any request for approval of the Bank’s regulatory agency if the certain conditions are met.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

K.	FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank does require collateral or other security to support financial instruments with credit risk.

Contract or
Notional Amount
Financial instruments whose contract amount represent credit risk:
Commitments to extend credit	$4,021,000
Standby letters of credit	-
Total	$4,021,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. All letters of credit are due within one period of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

L.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

The following is a summary of activity during 2004 with respect to such loans to these individuals:

Balances at beginning of year	$-
New loans	16,000
Repayments	-
Balances at end of year	$16,000

The Bank also had deposits from these related parties of approximately $861,181 at December 31, 2004.

M.	DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS

Interest and Income Taxes - Cash paid during the period ended December 31, 2004 for interest and income taxes was as follows:

Interest on deposits and borrowings	$32,514
Income taxes, net	$-

Other Non-Cash Transactions - Other non-cash transactions relating to investing and financing activities were as follows:

Changes in unrealized gain/loss on investments	$(9,717)

N.	CREDIT RISK CONCENTRATION

The Bank grants consumer, commercial and residential and commercial real estate loans to its customers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the area's economic stability. The primary trade area is generally that area within fifty miles of its main office.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit in excess of the legal lending limit to any single borrower or group of related borrowers.

The Bank maintains its cash balances in various financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $156,508 at December 31, 2004.

O.	FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Bank’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination, or issuance.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

Cash and Short-Term Investments - For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

Investment Securities Held to Maturity and Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Loans and Mortgage Loans Held for Sale - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits are the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Federal Funds Purchased - The carrying value of federal funds purchased approximates their fair value.

FHLB Advances - The fair value of the Bank’s fixed rate borrowings are estimated using discounted cash flows, based on Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Debt and Convertible Subordinated Debentures - Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written - Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, premises and equipment and goodwill.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

The carrying amount and estimated fair values of the Bank financial instruments are as follows as of December 31, 2004:

	Carrying	Estimated
	Amount	Fair Value
Assets:
Cash and short-term investments	$854,027	$854,027
Securities available for sale	1,936,156	1,936,156
Loans	4,935,848	4,913,288
Liabilities-
Deposits	4,142,219	4,148,872
Unrecognized financial instruments:
Commitments to extend credit	4,021,000	4,021,000
Standby letters of credit	-	-

P.	OPERATING EXPENSES

Components of other operating expenses greater than 15% of total interest income and other income are as follows for the year ended December 31, 2004:

Supplies and printing	$25,832
Legal fees	19,985
Audit fees	20,320
Other expenses	85,248

Q.	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the feeral banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Subsidiary’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2004, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Institution’s category.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

The Bank’s actual capital amounts and ratios as of December 31, 2004 are presented in the following table:

						To Be Well Capitalized
			For Capital			Under Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total Risk-Based Capital To
(Risk-Weighted Assets)	$4,436,000	62.34%	$569,265	>	8.0%	$711,582	>	10.0%

Tier I Capital To
(Risk-Weighted Assets)	4,388,000	61.66%	284,658	>	4.0%	426,987	>	6.0%

Tier I Capital To
(Average Assets)	4,388,000	48.31%	363,320	>	4.0%	454,150	>	5.0%

R.	SEGMENT REPORTING

Reportable segments are strategic business units that offer different products and services. Reportable segments are managed separately because each segment appeals to different markets and, accordingly, require different technology and marketing strategies. The Bank does not have any separately reportable operating segments. The entire operations of the Bank are managed as one operation.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

S.	UNAUDITED QUARTERLY DATA

Unaudited Quarterly Data
Year Ended December 31, 2004
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$16,763	$76,566	$-	$-
Interest expense	(17,910)	(16,916)	-	-
Net interest income	(1,147)	59,650	-	-
Provision for loan losses	(22,172)	(27,569)	-	-
Net interest income after
provision for loan loss	(23,319)	32,081	-	-
Noninterest income (charges)	3,729	6,849	5,100	850
Noninterest expenses	(266,961)	(190,808)	(181,837)	(85,933)
Loss before income taxes	(286,551)	(151,878)	(176,737)	(85,083)
Provision for income taxes	-	-	-	-
Net Loss	$(286,551)	$(151,878)	$(176,737)	$(85,083)

Loss per common share:
Basic	$(1.45)	$(0.54)	N/A	N/A
Diluted	$(1.45)	$(0.54)	N/A	N/A

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

T.	CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

Condensed parent company financial information on Flint River Bancshares, Inc. is as follows:

BALANCE SHEET
AS OF DECEMBER 31, 2004

Assets
Cash	$100,405
Certificates of deposit	753,802
Investment in subsidiary, at equity in underlying net assets	4,378,162
Total Assets	$5,232,369

Liabilities	$-

Shareholders' Equity:
Common stock, $1 par value; authorized 10,000,000 shares,
issued and outstanding 632,237 shares	632,237
Additional paid-in capital surplus	5,645,133
Deficit accumulated during development stage	(670,262)
Accumulated deficit	(365,022)
Accumulated other comprehensive loss	(9,717)
Total shareholders' equity	5,232,369
Total Liabilities and Shareholders' Equity	$5,232,369

STATEMENT OF LOSS AND ACCUMULATED DEFICIT
YEAR ENDED DECEMBER 31, 2004

Revenues	$4,161
Expenses	92,688
Loss Before Taxes and Equity Loss of Subsidiary	(88,527)
Benefit of income taxes	-
Loss Before Equity Loss of Subsidiary	(88,527)
Equity in undistributed loss of subsidiary	(617,304)
Net Loss	(705,831)
Accumulated Deficit, Beginning	(329,453)
Accumulated Deficit, Ending	$(1,035,284)

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2004

Cash Flows from Operating Activities:
Net loss	$(705,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of subsidiary	617,304
Net change in operating assets and liabilities:
Accrued expenses and other liabilities	(35,186)
Net cash used in operating activities	(123,713)
Cash Flows from Investing Activities:
Purchase of Bank subsidiary	(5,300,000)
Purchase of certificates of deposit	(753,802)
Net cash used in investing activities	(6,053,802)
Cash Flows from Financing Activities-
Proceeds from issuance of common stock	6,277,370
Net increase in cash and cash equivalents	99,855
Cash and cash equivalents at beginning of year	550
Cash and cash equivalents at end of year	$100,405